EXHIBIT 99.1

HOLDERS CONVERT $1.028 MILLION IN WORLD AIRWAYS DEBENTURES

PEACHTREE CITY, Ga. (Nov. 2, 2004) – World Airways, Inc. (NASDAQ: WLDA) announced today that bond holders have converted $1,028,000 principal amount of the company’s 8.0 percent Convertible Senior Subordinated Debentures due 2009 into 321,250 shares of World Airways common stock. The company’s debentures have a conversion price of $3.20 per share. Following these conversions, the company has $19,447,000 principal amount of convertible debentures remaining outstanding. Year-to-date, conversions have reduced World’s outstanding Convertible Senior Subordinated Debentures by $6,098,000, which represents a reduction of $487,840 in annual interest expense.

World Airways is a U.S.-certificated air carrier providing customized transportation services for major international cargo and passenger carriers, the United States military, and international leisure tour operators. Founded in 1948, World operates a fleet of 16 wide-body aircraft to meet the specialized needs of its customers. For information, visit www.worldairways.com.

[“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: This release contains forward looking statements that are subject to risks and uncertainties including, but not limited to, the impact of competition in the market for air transportation services, the cyclical nature of the air carrier business, reliance on key marketing relationships, fluctuations in operating results and other risks detailed from time to time in the company’s periodic reports filed with the SEC (reports are available from the company upon request). These various risks and uncertainties may cause the company’s actual results to differ materially from those expressed in any of the forward looking statements made by, or on behalf of the company in this release.]

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